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                                                                    Exhibit 99.1

For immediate release
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   Panavision Inc. Announces Offering of $275 Million of Senior Secured Notes

     Woodland Hills, CA - July 24, 2003 - Panavision Inc. announced today that it is planning an offering of $275.0 million in aggregate principal amount of senior secured notes due 2008. The notes are expected to be issued in early August 2003, subject to market conditions.

     Panavision also announced that it is currently in discussions to enter into a new credit agreement to replace its existing credit agreement. In addition, Panavision announced that, contingent upon the closing of the refinancing, MacAndrews & Forbes Holdings Inc. (an affiliate of Panavision's majority shareholder) has agreed to increase the amount available to Panavision for borrowing under a revolving line of credit from $4 million to $10 million and to extend the maturity of that line from March 2004 to August 2006.

     The net proceeds from the offering of the notes would be used by Panavision to repay amounts outstanding under its existing credit agreement. There can be no assurance that the offering will be consummated or that Panavision will be able to enter into a new credit agreement. The notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     This press release contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in such forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as "believes," "expects," "estimates," "may," "will," "should," "seeks," "plans," "scheduled to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms or comparable language, or by discussions of strategy or intentions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. In addition to factors that may be described in our filings with the SEC, the following factors, among others, could cause our actual results to differ materially from those expressed in any forward-looking statements made by us:

     o a significant reduction in the number of feature film, commercial or series television productions;

     o competitive pressures arising from changes in technology, customer requirements or industry standards;

     o an increase in expenses related to new product initiatives or product development efforts;



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     o    unfavorable foreign currency fluctuations;

     o    significant increases in interest rates;

     o    lower-than-expected cash flows from operations;

     o difficulties or delays in developing and introducing new products or failure of our customers to accept new product offerings;

     o difficulties or delays in implementing improvements in operating efficiencies;

     o    delays in customer acceptance of digital laboratory services; and

     o the inability to secure capital contributions or loans from affiliates, refinance our indebtedness or sell our equity securities.

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FOR FURTHER INFORMATION CONTACT:

Tony Shaffer
Robinson Lerer & Montgomery
212.484.7469